                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION



                Proxy Statement Pursuant to Section 14(a) of the
           Securities Exchange Act of 1934 (Amendment No. _________)


Filed by the Registrant /_/
Filed by a Party other than the Registrant /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement             /_/  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

/ /  Definitive Proxy Statement

/X/  Definitive Additional Materials

/_/  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                            SIMPSON INDUSTRIES, INC.
                            ------------------------
                (Name of Registrant as Specified in Its Charter)

                MMI INVESTMENTS II-A, L.P.; MCM MANAGEMENT, LLC;
               MILLBROOK CAPITAL MANAGEMENT, INC.; JOHN S. DYSON;
       CLAY B. LIFFLANDER; ALAN L. RIVERA; ROBERT B. KAY AND JEROME LANDE
       ------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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     Not Applicable
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          pursuant to Exchange Act Rule 0-11(set forth the amount on which the
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

                               [MMI LETTERHEAD]

                       YOU DESERVE THE CHANCE TO MAXIMIZE
                           YOUR INVESTMENT IN SIMPSON
                                                                March 10, 2000

Dear Fellow Simpson Shareholder:

         In several weeks, Simpson Industries, Inc. ("Simpson" or the "Company") will be holding its most important Annual Meeting of Shareholders in years. At this meeting, you, as a shareholder, will have the opportunity to express your view that now is the time to take action to enhance the value of your investment in Simpson.

         AT THE FORTHCOMING ANNUAL MEETING, MMI INVESTMENTS II-A, L.P. ("MMI") WILL BE PRESENTING A PROPOSAL (THE "SHAREHOLDER VALUE PROPOSAL") CALLING FOR THE AUCTION OF SIMPSON AND NOMINATING THREE INDIVIDUALS (THE "MMI NOMINEES") FOR ELECTION TO THE SIMPSON BOARD, EACH OF WHOM IS COMMITTED TO THE MAXIMIZATION OF THE VALUE OF YOUR SHARES THROUGH THE SOLICITATION OF OFFERS FOR THE SALE OF SIMPSON.

WHY IS MMI TAKING THIS ACTION?

         We OWN 850,000 shares, or 4.7%, of Simpson's outstanding common stock - nearly double the combined OWNERSHIP of Simpson's five highest paid executives and all ten directors. Our interest is the same as yours: the creation of value for investors in our Company. Our concern is also the same as yours: we do not believe Simpson's management has a credible plan to reverse the trend of negative returns for both short- and long-term shareholders. Because the MMI Nominees' sole interest is to increase the value of Simpson common stock, we believe that MMI's interests are the same as those of our fellow shareholders.

WHY IS A SALE OF THE COMPANY THE RIGHT THING TO DO?

         MMI believes that Simpson's public valuation does not nearly match the intrinsic value of its underlying business and assets. However, due to Simpson's relative size and obstacles facing smaller suppliers in the automotive parts industry, we believe a Company like Simpson cannot hope to thrive purely on internal growth. We also are not confident that Simpson can achieve growth through acquisitions based on Simpson's historical failure to achieve meaningful strategic acquisitions, its low stock price and its limited cash flow available to support additional debt. As a small-cap public auto parts company, Simpson has become an anachronism and we believe Simpson will only grow more isolated. As such, we believe the best means available to the Company to realize any significant appreciation in value (and to continue to support its customers, employees and the community) is through an acquisition of the Company by a third party with the vision and resources necessary to effectively compete in the auto parts industry.

WHY IS NOW THE RIGHT TIME?

         In spite of Simpson's record-breaking earnings performance in 1999, Simpson's stock trades at approximately 4.25 times its 1999 earnings before interest, taxes, depreciation and amortization ("EBITDA"), based upon closing stock price at 3/8/00. This valuation has ACTUALLY DECLINED FROM THE SAME DATE LAST YEAR. We believe that Simpson's poor valuation is not a temporary anomaly associated with the poor stock price performance of the auto parts sector. Rather it is based upon Simpson's size and strategic position, and therefore is unlikely to improve in the future. Furthermore, since the beginning of this year, four negotiated auto parts deals have been announced - AN INCREASE OVER LAST YEAR AT THIS TIME! Because of the current environment for auto parts M&A transactions, WHICH ARE BASED OFF OF EARNINGS, we believe that there is an excellent chance for Simpson to achieve an optimal price with an auction, if Simpson acts now. According to the December 1, 1999 issue of THE DAILY DEAL, "...most acquisition targets in the auto parts industry have gone for seven (7) to nine (9) times Ebitda." Based on Simpson's approximately $67 million of EBITDA in 1999, Simpson would, even if valued at the low end of this range, have a value of approximately $20 per share! WE THINK IT MAKES MORE SENSE TO HAVE THE CHANCE TO MAXIMIZE VALUE IN OUR SIMPSON SHARES FOR CASH NOW, OR IN THE STOCK OF A LARGER COMPANY THAT WE BELIEVE HAS A SIGNIFICANTLY BETTER CHANCE TO APPRECIATE IN THE FUTURE.

WHY IS MMI'S PRESENCE ON THE BOARD NECESSARY?

         We have become convinced, as a result of our study of Simpson's public record and our recent meeting with Chairman and CEO Roy Parrott (a meeting we were only granted after nearly five months of requests), that Simpson management, and Chairman Parrott in particular, does not understand and is unwilling to address the issues facing Simpson. We believe Chairman Parrott is entrenched by a pension system that rewards him for years of service rather than value created for shareholders. Furthermore, we believe that the performance of Chairman Parrott and his Board demonstrates a lack of understanding of both the public marketplace and the merger and acquisition environment in which Simpson operates. The MMI Nominees, on the other hand, offer a diverse background of corporate finance, merger and acquisition, operational management, manufacturing, and public service experience. ALL MMI NOMINEES ARE COMMITTED TO MAXIMIZING SIMPSON SHAREHOLDER VALUE THROUGH THE SOLICITATION OF OFFERS FOR THE SALE OF SIMPSON AT AN ATTRACTIVE PRICE. AFTER YOU HAVE REVIEWED SIMPSON'S REASONS FOR OPPOSING THE MMI NOMINEES AND THEIR GOALS, ASK YOURSELF IF THEY ARE COMMITTED TO ANYTHING BUT THE STATUS QUO.

         The enclosed proxy statement describes our platform and reasoning in great detail. We urge you to read it carefully. The following are some of the topics which we feel are compelling issues in regard to the potential sale of Simpson to a third party.

             SIMPSON'S FEEBLE RETURN TO SHAREHOLDERS IS INDISPUTABLE

         Regardless of whether you have owned Simpson stock for six months or six years, you have experienced negative returns on your investment. This is over a period of time where the primary index benchmarks for Simpson stock have all experienced significant appreciation. Sadly, as our fellow shareholders know, this has been a time not only of stagnant growth for our investment in Simpson, but of missed opportunities for that investment capital.

         The following graph, which compares the percentage change in the cumulative total returns of the common stock of Simpson, the Standard & Poor's 500 Index, the Standard & Poor's Manufacturing (diversified industries) Index ("S&P MAND"), the Russell 2000 Index and an industry peer group selected by the Company for use in its proxy statement illustrates the point. The percentage change in cumulative total return has been calculated for the period beginning on December 31, 1993 through February 29, 2000. Consider Simpson's poor stock price performance for yourself.

                     STOCK PERFORMANCE* SINCE DECEMBER 1993

Cumulative Total Return Based on Initial Investment of $100 on December 31,
1993,
                     Assuming Reinvestment of Any Dividends

                         12/31/93     12/31/94     12/31/95     12/31/96     12/31/97      12/31/98      2/29/00

Simpson                   $  100       $   68       $   69       $   87       $   97     $     83        $   89
S&P 500                      100          101          139          170          227          291           328
S&P MAND                     100          103          145          194          266          326           326
Russell 2000                 100           98          126          147          180          175           243
Peer Group Index             100           83           89          113          141          140           105

------------

         Take a close look at the performance graph. A $100 investment in Simpson's Common Stock made on December 31, 1993 has been worth less than that amount on each of the measurement dates in the graph. SHOULD SHAREHOLDERS OF SIMPSON CONTINUE TO BE PATIENT WITH THESE RETURNS? WE BELIEVE NOT.

          SIMPSON HAS NOT REACTED TO CHANGES IN THE GLOBAL MARKETPLACE

         The auto parts industry has experienced dramatic change in the last decade. As competition and consolidation among car manufacturers have increased, there has been growing pressure on auto parts manufacturers like Simpson to cut prices and expand product lines. The cost-cutting and investment capital needed to meet these demands has led to a dominant consolidation trend among smaller manufacturers in the auto parts industry. IT IS FOR THIS REASON THAT WHEREAS THERE WERE 3,000 AUTO PARTS MANUFACTURERS IN 1990, IT IS ESTIMATED THAT BY THE END OF 2000 THERE WILL BE APPROXIMATELY 350.

         We believe that Simpson has been discounted by the public marketplace and institutional investment community due to its lack of any significant growth through an acquisition program. Furthermore, because of the discount to true value at which Simpson stock trades and the limited cash flow it can use to support debt, we believe that the Company is simply unable to make the acquisitions it would need to approach an adequate valuation in the public marketplace. THE MARKET IS MOVING AWAY FROM SIMPSON AT A FASTER RATE THAN SIMPSON CAN GROW. THE TIME FOR CHANGE IS NOW.

                                THE MMI NOMINEES

         The MMI Nominees represent a diverse background of public finance, private investment, merger and acquisition, public service, and operational manufacturing experience. EACH OF THE MMI NOMINEES HAS FURTHER INDICATED THAT, IF ELECTED TO THE BOARD, HE WILL WAIVE AND FOREGO THE RECEIPT OF ANY COMPENSATION PAYABLE BY SIMPSON TO HIM AS A RESULT OF HIS SERVING AS A MEMBER OF THE BOARD.

         The MMI Nominees are united in the belief that unless the Board of Directors elects to seek a sale of the Company, not only will investors continue to suffer with stagnant or negative returns, but the eventual result will be the deterioration of Simpson's business to the detriment of its employees, customers, and the general community. Moreover, the MMI Nominees' significant ownership of Simpson stock makes them uniquely qualified to serve as the voice of the shareholders. Please consider that, if elected to the Board, the MMI Nominees will be:

     - THE MEMBERS OF THE BOARD WITH THE GREATEST BENEFICIAL OWNERSHIP OF COMMON STOCK;

     - THE ONLY SIGNIFICANT SHAREHOLDERS ON THE BOARD WHO ARE NOT DRAWING A SALARY FROM THE COMPANY IN EXCESS OF A QUARTER OF A MILLION DOLLARS ANNUALLY; AND

     - THE ONLY MEMBERS OF THE BOARD WHO WILL NOT RECEIVE DIRECTORS' FEES OR A SALARY FROM THE COMPANY.

         WE BELIEVE THE MMI NOMINEES WILL BE THE ONLY DIRECTORS WHOSE INTERESTS ARE COMPLETELY AND SOLELY ALIGNED WITH THOSE OF OUR FELLOW SHAREHOLDERS.

                              YOUR VOTE IS CRUCIAL

         You, as the true owner of Simpson, have the chance to define a new course of action for the realization of value for shareholders. Management will counsel that now is not the time to act; that there are other alternatives. We urge you to be skeptical of efforts to avoid action and to question whether there are other possible motivations behind management's attempt to deflect shareholders from a sale of the Company.

         The MMI Nominees are not employees of the Company. Nor are we potential acquirers. The MMI Nominees have only one interest: the appreciation of our mutual investment in Simpson. We urge you to exercise your right as an owner of the Company to send a message to Chairman Parrott and the rest of Simpson management that the same course of inaction that has torpedoed our company's value, will not be tolerated in the future.

         WE THANK YOU FOR YOUR SUPPORT.

 JOHN S. DYSON        CLAY B. LIFFLANDER              ALAN L. RIVERA

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                          *********IMPORTANT*********

1. Be sure to vote on the BLUE card. Vote "FOR" the MMI Nominees and "FOR" the Shareholder Value Proposal. We urge you not to sign any proxy card which is sent to you by Simpson, even as a protest vote against the incumbent Board of Directors. REMEMBER, EACH PROPERLY EXECUTED PROXY YOU SUBMIT REVOKES ALL PRIOR PROXIES. EVEN IF YOU HAVE ALREADY SUBMITTED A PROXY SENT TO YOU BY SIMPSON, YOU SHOULD SIGN AND RETURN THE MMI BLUE PROXY.

2. If any of your shares are held in the name of a bank broker or other nominee, please contract the person responsible for your account and direct him/her to vote on the BLUE PROXY CARD "FOR" THE MMI NOMINEES AND THE SHAREHOLDER VALUE PROPOSAL.

3. If you have any questions or need assistance in voting your shares, please feel free to contact:
                             D.F. KING & CO. INC.
                                (888) 242-8149
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*        The S&P 500 Index is a broadly diversified index that is based on the stock prices of 500 different companies, broken down as of February 29, 2000 into 378 industrial companies, 40 utilities, 11 transportation companies, and 71 financial institutions. It is a capitalization weighted index which means changes in the price of a particular stock will influence the index in proportion to the total market value of the outstanding stock of that particular company. As of February 29, 2000, the weighted average market value of the S&P 500 Index was approximately $134 billion while the median market value of stocks represented in that index was approximately $7.9 billion. The average price/earnings ratio of companies included in the S&P 500 Index as of February 29, 2000 was 31.08. The S&P MAND is an index that is based on the stock prices of 11 manufacturing companies that is designed to measure the performance of the manufacturing (diversified industries) sector of the S&P 500 Index. It is also a capitalization weighted index. The average price/earnings ratio of companies included in the S&P MAND as of February 29, 2000 was 21.54. The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represent approximately 8% of the total market capitalization of the 3,000 largest US companies based on TOTAL MARKET CAPITALIZATION. As of June 30, 1999, the average market capitalization of such companies was approximately $526.4 million. As of February 29, 2000, the average price/earnings ratio of such companies was 63.88. As of February 29, 2000, Simpson's market capitalization was approximately $181.2 million and its price/earnings ratio was 8.83.